Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of our report dated March 7, 2007 relating to the financial statements of SemGroup Energy Partners, L.P. Predecessor and to our reports dated March 7, 2007 relating to the balance sheets of SemGroup Energy Partners, L.P. and SemGroup Energy Partners G.P., L.L.C., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

July 17, 2007